MG High Yield Bond Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Nextel International	Dobson Communications	Voicestream Wireless
Underwriters	MSDW, BofA, Barclays, Chase, CSFB, Goldman, DB AB,	Lehman, BofA, DB Alex. Brown	Goldman Sachs, BofA, Barclays, Chase, DLJ, Salomon Smith Barney, SG Cowen, TD Securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	NXTL 12.75%, 8/1/10	DCEL 10.875%, 7/1/10	VSTR 10.375%, 11/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	No
Name of underwriter or dealer from which purchased	MSDW	Bank of America	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/26/00	6/22/00	11/4/99

Total dollar amount of offering sold to QIBs	$ 650,000,000	$ 300,000,000	$ 1,100,000,000
Total dollar amount of any concurrent public offering	$ -	$ -	$ 1,236,089,000
Total	$ 650,000,000	$ 300,000,000	$ 2,336,089,000

Public offering price	$ 98.62	$ 99.25	$ 100.00
Price paid if other than public offering price	same	same	n/a
Underwriting spread or commission	0.25%	0.25%	0.667%
Rating	Caa1/B-	CCC	B2/B-
Current Yield	12.93%	10.96%	10.375%
Total par value of purchased	$ 2,000,000	$ 1,500,000	n/a
Dollar amount of purchase	$ 1,972,440	$ 1,488,675	n/a
% of offering purchased by fund	0.30%	0.50%	n/a
% of offering purchased by associated funds	0.00%	0.00%	n/a
Total	0.30%	0.50%	n/a